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                                                                   Exhibit 10.2


April 24, 2002

Mr. William K. Heiden
42 Shadowbrook Court
Bernardsville, New Jersey 07924

Dear Bill:

We are pleased to confirm our offer for the position of President and Chief Operating Officer of PRAECIS PHARMACEUTICALS INCORPORATED ("PRAECIS" or the "Company"), reporting to me. We are looking forward to having you join our management team.

BASE PAY - Your annual base salary will be $350,000, paid in 26 increments in the amount of $13,461.54 per pay period.

MANAGEMENT BONUS - You will be eligible to participate in the Company's Executive Management Bonus Plan (the "Bonus Plan"). The targeted value of your bonus award will be 40% of your annual base salary. Your actual bonus will be based upon the attainment of performance related objectives established annually and approved by the Board of Directors. Awards under the Bonus Plan are in the form of cash and fully vested stock options as determined in accordance with the terms of the Bonus Plan. A copy of the Bonus Plan is enclosed for your reference.

STOCK OPTIONS - The Chairman of the Board will recommend to the Board of Directors an award of stock options to purchase 600,000 shares of PRAECIS common stock ("Common Stock"), at a per-share exercise price equal to the fair market value of the Common Stock on the date the stock options are granted, and in accordance with the terms of the Company's Second Amended and Restated 1995 Stock Plan (as it may be amended from time to time, the "Stock Plan"). A copy of the Stock Plan is enclosed for your reference. These stock options will vest and become exercisable over a period of five years as follows: 20% of the total grant shall vest and become exercisable on the first anniversary of your date of hire; and 1.67% of the total grant will vest and become exercisable monthly thereafter for the subsequent 48 month-period, provided that you remain an employee of the Company at such times. Notwithstanding the foregoing, these stock options, and any additional stock options granted to you under the Stock Plan, shall automatically become fully vested and exercisable immediately upon the occurrence of a Change of Control (as defined below), if at such time you are employed by the Company. The stock option agreement(s) between you and the Company with respect to these options, and any additional stock options granted to you under the Stock Plan, will be in the Company's standard form, except that such stock options agreement(s) will provide for automatic acceleration of vesting and exercisability as set forth in the immediately preceding sentence, and will also provide that immediately upon a Change of Control, the section of each such stock option agreement captioned "No Exercise


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Mr. William K. Heiden
April 24, 2002
Page 2 of 7


of Option if Employment Terminated for Misconduct" shall automatically cease to be of any force or effect and, accordingly, no termination of your employment with the Company upon or after a Change of Control will be, or will be deemed to be, a termination for "Misconduct" for purposes of such stock option agreement(s).

LOAN - You will be granted an interest free loan in the amount of $1,000,000, effective and paid on your first day of employment with the Company or as soon as practicable thereafter. The loan will carry a term of ten years and will be forgiven at the end of each twelve-month period in the amount of 10% of the face value, subject to your continued employment on such dates. Each year, the amount forgiven under the loan shall be reported to the Internal Revenue Service ("IRS") as income to you. In addition, during the term of the loan, the IRS will assess imputed interest on the outstanding loan balance each year. The Company is also required to report the amount of such imputed interest as income to you.

In the event that within the ten-year period, you voluntarily terminate your employment with the Company, other than for Good Reason (as defined below), or you are terminated by the Company for Cause (as defined below), the amount of the loan not forgiven as of the effective date of such termination will become immediately due and payable to PRAECIS. You hereby authorize PRAECIS to deduct all (or a portion) of the outstanding balance of the loan from any moneys PRAECIS owes you (including your final paycheck). You understand that you must repay to PRAECIS any balance remaining after such deduction is made. The loan will be evidenced by a Promissory Note which will be executed and delivered by you at the time the loan is made.

ANNUAL STOCK OPTIONS - You will be eligible to receive an additional award of stock options each year under the Stock Plan. The Chairman of the Board will recommend to the Board of Directors a target award of stock options to purchase shares of Common Stock each year. The actual award will be determined by the Board of Directors based upon your performance.

FUTURE STOCK OPTION GRANT - When and if you are elected to the position of Chief Executive Officer of the Company, the Chairman of the Board will recommend to the Board of Directors a one-time additional award of stock options to purchase shares of Common Stock. The actual award will be determined by the Board of Directors based upon your performance.

CHANGE OF CONTROL SEVERANCE BENEFITS - If a Change of Control occurs and your employment with the Company is terminated upon, or within a one-year period following, the effective date of such Change of Control by (i) the Company, other than for Cause (as defined below), or (ii) you for Good Reason, you shall be entitled to a lump sum payment equal to either (A) your annual salary for the year in which such Change of Control occurs, plus the full amount of your target award under the Bonus Plan for that year, if such termination occurs during the first twelve months of your employment with the Company, or (B) two times the sum of (x) your annual salary for the year in which such Change of Control occurs and (y) the full amount of your target award under the Bonus Plan for that year, if such termination occurs at any time after the first anniversary of your employment


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Mr. William K. Heiden
April 24, 2002
Page 3 of 7


with the Company. In addition, in the event of such termination, then for a period of either (i) one year following the effective date of such termination, if such termination occurs during the first twelve months of your employment with the Company, or (ii) two years following the effective date of such termination, if such termination occurs at any time after the first anniversary of your commencement of employment with the Company, the Company shall at its sole cost and expense maintain in full force and effect for your benefit (and the benefit of your spouse and children, if applicable) the long-term disability and medical and dental insurance coverage maintained by the Company and as in effect immediately prior to the Change of Control or, if more favorable to you (and your spouse and children, if applicable), as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason; provided that if the general terms and conditions of such insurance do not permit the continued coverage of you (and of your spouse and children, if applicable) as provided above, the Company shall, provide or arrange to provide you (and your spouse and children, if applicable) for the applicable period as provided above, at its sole cost and expense, with such insurance coverage having benefits substantially similar (with no reduction in benefits) to those which you (and you spouse and children, if applicable) would otherwise have been entitled had the continued coverage of you (and of your spouse and children, if applicable) as provided above been permitted under the general terms and conditions of such insurance.

WITHHOLDING - The Company may withhold from any amounts payable hereunder such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

PARACHUTE TAX TREATMENT - In the event that any payment or benefit you receive from the Company or an affiliate (collectively, the "Payments") would be subject to the excise tax (the "Excise Tax") imposed on "excess parachute payments" pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, then the Payments shall be reduced to the extent necessary so that no portion of the Payments is subject to the Excise Tax, provided that such reduction shall occur only if (A) the net amount of such Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Payments) is greater than (B) the net amount of such Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Payments). Determinations with respect to the preceding sentence shall be made by the Company's auditors which were serving as such prior to the Change of Control, in consultation with tax counsel selected by the Company.

CERTAIN DEFINITIONS - For the purposes of this agreement:

A "Change of Control" shall occur if:

(i) any individual, entity or "person" (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the


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Mr. William K. Heiden
April 24, 2002
Page 4 of 7


stockholders of Company in substantially the same proportion as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities entitled to vote generally for the election of directors;

(ii) individuals who, as of the date hereof, constitute the Company's Board of Directors (as of the date hereof, the "Incumbent Board") cease for any reason to constitute a majority of the Company's Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this agreement, considered as though such person were a member of the Incumbent Board;

(iii) the stockholders of the Company approve a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity or entities (whether or not the Company would be the surviving corporation), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation representing (either by remaining outstanding or by being converted into or exchanged for voting securities of the surviving entity or any parent thereof), immediately after such merger or consolidation, more than 50% of the combined voting power of the voting securities of such surviving entity or any parent thereof entitled to vote generally for the election of directors; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

"Cause" shall mean: (i) your substantial and continuing willful failure to perform your assigned duties (other than any such failure resulting from incapacity due to injury or physical or mental illness), which failure is not cured within 30 days after a written demand for substantial performance is delivered to you by the Company at the direction of the Company's Board of Directors which specifically identifies the manner in which you have not substantially performed your assigned duties, and provided you have had a reasonable opportunity, after receipt of such written demand, to be heard (and to be represented by counsel) at a meeting of the Company's Board of Directors, or (ii) (A) your conviction of a felony (other than unintentional motor vehicle felonies) or (B) your engaging in gross misconduct which is materially and demonstrably injurious to the Company, provided (in the case of this clause (B)) you have received written notice from the Company at the direction of the Board of Directors specifically identifying the acts or omissions constituting such gross misconduct and you have had a reasonable opportunity, after receipt of such notice, to be heard (and to be represented by counsel) at a meeting of the Company's Board of Directors. For purposes of this definition, no act or failure to act shall be considered


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Mr. William K. Heiden
April 24, 2002
Page 5 of 7


"willful" unless it is done, or omitted to be done, in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.

"Good Reason" shall mean: (i) any adverse and material alteration or diminution in your position, title or responsibilities as contemplated by this letter agreement, if the Company does not remedy such alteration or diminution within 30 days following notice from you; (ii) any material reduction of your annual base salary or targeted bonus opportunity, in each case as then in effect; or
(iii) following your relocation to the greater Boston area, any relocation of the Company's offices at which you are employed which increases your daily commute by more than 50 miles on a round trip basis.

RELOCATION - Upon written acceptance of this offer, the Company will be happy to assist in defraying your reasonable relocation expenses. This will include moving your personal and household effects to your permanent residence in the Boston area, and selling your current home in New Jersey.

In addition, PRAECIS will pay reasonable costs associated with two house-hunting trips to the Boston area for you and members of your immediate family. If necessary, PRAECIS will also pay for reasonable interim housing rental for you to help facilitate your transfer to the Boston area and the reasonable costs for you to travel to and from New Jersey prior to your family relocating to the Boston area.

Relocation allowances are subject to U.S. Federal Income Tax in accordance with federal statutes. The Company will provide a tax gross-up payment for those allowances that are taxable.

If you have any questions regarding your relocation benefits please do not hesitate to call Lena Bergfors, Vice President, Human Resources, at (781) 795-4306.

In the event that you voluntarily terminate your employment with PRAECIS within one year from your date of hire, you must refund to the Company, on or before your last day of employment, all payments made to you or on your behalf by the Company in connection with your relocation. You hereby authorize the Company to deduct all relocation moneys you owe to the Company from any moneys the Company owes you (including your final paycheck). You understand that you must repay to PRAECIS any balance remaining after that deduction is made.

BENEFITS -- PRAECIS maintains a comprehensive employee benefits program in which you will be eligible to participate. These benefits include: health, dental, prescription, vision, life and long-term disability insurance; three weeks of vacation per year (accrued at a rate of 1.25 days per month); twelve statutory/Company designated holidays each year; and the ability to participate in the Company's 401(k) Plan and Employee Stock Purchase Plan.


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Mr. William K. Heiden
April 24, 2002
Page 6 of 7


CONTINGENCIES -- this offer is contingent upon the successful completion of:

         o Execution of Proprietary Information and Inventions Agreement and Conflict of Interest Policy, both of which are enclosed herewith (to be signed and returned with this signed offer letter).

         o Proof of employment eligibility to be provided within three days of employment. Enclosed is an Employment Eligibility Verification Form (1-9). Please read the form carefully and bring it and any necessary documentation with you on your first day of employment.

LEGAL FEES -- If a Change of Control has occurred, the Company shall pay to you or as you direct all legal fees and expenses incurred by you or on your behalf in seeking in good faith to obtain or enforce any benefit or right provided by this agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after your delivery to the Company of written request for payment accompanied by invoices reflecting such fees and expenses incurred as to which payment is being requested. You shall be entitled to seek specific performance of your rights under this paragraph during the pendency of any dispute or controversy arising under or in connection with this agreement, and in such event the Company will not assert that there is an adequate remedy at law.

SUCCESSORS -- This agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require any assignee(s) or transferee(s) of all or substantially all of assets of the Company to assume expressly and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment or transfer had taken place. As used in this agreement, "Company" shall mean the Company as hereinbefore defined and its successors and assigns as aforesaid. This agreement is personal to you and without the prior written consent of the Company shall not be assignable by you except by will or the laws of descent and distribution. This agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts shall be paid in accordance with the terms of this agreement to your devisee, legatee or other designee or legal representative.

MISCELLANEOUS -- This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this agreement are not part of the provisions hereof and shall have no force or effect. This agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or assigns or, in your case, legal representative(s). No delay or omission by a party in exercising any right under this agreement shall operate as a waiver of that of any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion. In case any provision of this agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and


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Mr. William K. Heiden
April 24, 2002
Page 7 of 7


enforceability of the remaining provisions shall in no way be affected or impaired thereby. The captions of the sections of this agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this agreement. This agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but which taken together shall constitute one and the same agreement.

By signing this agreement, you understand that your employment with PRAECIS is at-will. Therefore, your employment can terminate, with or without cause, and with or without notice, at any time, at your option or the Company's option, and the Company can terminate or change all other terms and conditions of your employment, with or without cause, and with or without notice, at any time; provided that this sentence is not intended to, and shall not, limit or impair in any manner your rights and the Company's obligations hereunder or under any other written agreement between you and the Company.

We look forward to your joining PRAECIS and are confident that you will contribute positively to our growth.

Sincerely yours,

PRAECIS PHARMACEUTICALS INCORPORATED


By:  /s/ MALCOLM L. GEFTER
   ---------------------------------
Malcolm L. Gefter, Ph.D.
Chairman of the Board, Chief Executive
Officer and President

Your signature below indicates that you have read, understand and agree to the terms and conditions of this agreement. Please retain a copy of this document for your files and return the executed original to the attention of Lena Bergfors, Vice President, Human Resources.

Agreed and Accepted by:


/s/ WILLIAM K. HEIDEN
------------------------------------
William K. Heiden

Date:  MAY 9, 2002
     -------------------------------

Employment Start Date:  MAY 9, 2002
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Enclosures